[CELLSTAR LOGO]

FOR IMMEDIATE RELEASE

2005-23

CELLSTAR ANNOUNCES NASDAQ DELISTING NOTIFICATION

CARROLLTON, TEXAS, June 08, 2005 -- CellStar (Nasdaq: CLSTE), a value-added wireless logistics services leader, today announced that the Company received notification from the Nasdaq Listing Qualifications Panel that its request for an extension to file its Form 10-K for fiscal 2004 and Form 10-Q for the first quarter of 2005 has been denied. Accordingly, the Company's common stock will be delisted from The Nasdaq Stock Market effective with the open of business on Friday, June 10, 2005.

The Company has been unable to file its Form 10-K for fiscal 2004 and Form 10-Q for the first quarter of 2005 as a result of accounting issues related to certain accounts receivable and revenues in its Asia Pacific Region. As a result, the Company received a Nasdaq Staff Determination notice for each of the periods indicating that the Company had violated The Nasdaq Stock Market's continued listing requirement set forth in Marketplace Rule 4310(c)(14). The Company had requested that The Nasdaq Stock Market stay its delisting proceedings and grant the Company until May 31, 2005, to file its Form 10-K and as soon as possible thereafter, its Form 10-Q. On May 26, 2005, the Company announced that it would be unable to file its Form 10-K for fiscal 2004 by May 31, 2005. The Audit Committee of the Company's Board of Directors needs more time to complete its independent review of certain accounts receivable and revenue issues in the Asia Pacific Region.

The Company has the option to request that the Nasdaq Listing and Review Council review this decision. However, such request will not operate as a stay of the Panel's decision. The Company has not determined at this time whether to request further Nasdaq review.

As a result of the delisting, the Company's common stock may be quoted in the Pink Sheets, which provide electronic quotation information. However, the Company can give no assurance the common stock will be so quoted.

On June 1, 2005, the Company announced that it had obtained a waiver from its lenders under its domestic revolving credit facility to extend the date to file its Form 10-K for fiscal 2004 and its Quarterly Report on Form 10-Q for the first quarter of 2005 to July 15, 2005. The Companyhas also retained the services of Raymond James & Associates, Inc. to act as its investment banking advisor to assist the Company with the evaluation of its financial and strategic alternatives.

About CellStar Corporation

CellStar Corporation is a leading global provider of value-added logistics services to the wireless communications industry, with operations primarily in the North American, Latin American and Asia-Pacific regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for wireless carriers. Additional information about CellStar may be found on its Web site at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company's ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company's Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any one, or a combination of these risk factors could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

Contact: Sherrian Gunn

972-466-5031

ir@cellstar.com

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